Exhibit 99.1

Callon Petroleum Company Provides Operations Update and 2018 Capital Budget

Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today announced an operational update and 2018 capital expenditure budget, including an associated drilling activity and production forecast.

•	Fourth quarter 2017 production of approximately 26.5 MBoe/d (79% oil)

•	Full year 2017 annual production growth of over 50%

•	Operational capital expenditures for 2018 are expected to be $500 to $540 million dollars, with approximately 40% allocated to the Delaware Basin and 60% to the Midland Basin

•	Expect to spud 47 to 50 net wells and place 43 to 46 net wells on production

•	Forecast 2018 production growth of approximately 30% to 40%

Joe Gatto, President and Chief Executive Officer of Callon, shared "We are extremely pleased with the strong sequential production growth of 18% in the fourth quarter of 2017, including over 20% growth in oil volumes. Our oil production percentage continues to be amongst the highest within the Permian Basin peer group and is an underlying driver of our leading cash margins."  He continued, "Looking into 2018, Callon will remain focused on increasing activity on a measured basis as we continue to pull forward robust well-level economics across our footprint to support an upward trajectory of corporate level returns, while also maintaining a solid financial position. Importantly, we will be seeking to complement our strong margins with capital efficiency enhancements, including larger pad development concepts and the use of local sand in our completion designs. As we continue to progress multi-pad development in the Midland Basin and add a second dedicated rig in the Delaware Basin, we expect to see another significant production increase after the first quarter, with multiple projects coming online during the second and third quarters."

Operational Update

During the fourth quarter of 2017, the Company produced an estimated 26.5 MBoe/d with oil comprising 79% of volumes. The Company placed 12.5 total net wells online during the quarter, including 11.5 net wells in the Midland Basin and 1 net well in the Delaware Basin. Full year 2017 production is expected to be approximately 22.9 Boe/d, with oil accounting for 78% of volumes. Capital spending for the fourth quarter is estimated to be approximately $115 million, not including the net effect of completed infrastructure monetizations. Inclusive of these monetizations, the net cash outlay is expected to be approximately $95 million for the quarter.

Inclement weather during January has resulted in production curtailments in excess of our historical downtime assumptions in both the Delaware and Midland basins. The impact of this downtime is reflected in our full year 2018 production guidance.

2018 Capital Expenditures Budget

Callon expects total operational capital expenditures to range between $500 and $540 million in 2018 (excluding capitalized expenses), including the assumption of potential cost inflation of 10% for drilling and completion activities at the midpoint of the range.  Planned activity is to be allocated relatively equally between the Delaware Basin (40%) and Midland Basin (60%) and is assumed to be over 98% operated by Callon. The Company expects to add a fifth drilling rig in the first quarter and continue to utilize two dedicated completion crews throughout the year. In addition, the program assumes the spud of 47 to 50 net wells with 43 to 46 wells placed on production in 2018. Overall, the Company forecasts 2018 average daily production of 29.5 to 32.0 MBoe/d (77% oil).

In the Delaware basin, planned activity is expected to focus primarily on development of the Wolfcamp A. In the Midland Basin, the drilling program will be primarily underpinned by activity in the Monarch areas focused on Lower Spraberry pad development and activity in the WildHorse area focused on Wolfcamp A pad development. Callon will also continue to selectively delineate emerging zones including the Wolfcamp C in both the Midland and Delaware Basins and the second Bone Spring shale in the Delaware Basin.

Upcoming Events

Callon expects to publish an updated investor presentation to the IR section of its website after market close on Monday, February 5th.

Additionally, the Company will present at the 23rd Annual Credit Suisse Energy Summit on Wednesday, February 14, 2018 at 7:30 am Mountain Time. The live and archived webcast for this event will be accessible on Callon's website at www.callon.comin the "Investors" section.

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.
This news release is posted on the company's website at www.callon.com, and will be archived for subsequent review under the "News" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production and cash flow expectations; the Company's 2018 guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; anticipated returns and financial position; and the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "forecast," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices, ability to drill and complete wells, operational, regulatory and environment risks, cost and availability of equipment and labor, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC's website at www.sec.gov.

For further information contact
Mark Brewer
Director of Investor Relations
1-281-589-5200